Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  11



                      (A fee is not being paid with this statement)



                             ARCHER DANIELS MIDLAND COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        039483102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 25,285,209

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 25,285,209

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 25,285,209

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.76  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 213,580

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 213,580

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 213,580

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.04  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,524,188

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,524,188

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,524,188

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.66  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 3,296,831

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,296,831

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,296,831

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.62  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,655,933

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,655,933

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,655,933

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.06  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,790,876

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,790,876

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,790,876

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.71  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ARCHER DANIELS MIDLAND COMPANY
                     4666 FARIES PARKWAY
                     BOX 1470
                     DECATUR, ILL.  62525

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 41,766,617 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.87 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC         25,285,209  shares
  State Farm Life Insurance Company                IC            213,580  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC          3,524,188  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV          2,594,967  shares
  State Farm Balanced Fund Inc.                    IV            701,864  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          5,655,933  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                           3,045,977  shares
    Balanced Account                                             744,899  shares
                                                       ___________________

  TOTAL SHARES                                                41,766,617  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                                      ALLERGAN INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        018490102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,200,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,200,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,200,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.41  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 500,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 500,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.77  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 157,700

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 157,700

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 157,700

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.24  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,500,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,500,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,500,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.32  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 186,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 186,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 186,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.28  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ALLERGAN INC.
                     2525 DUPONT DRIVE
                     P.O. BOX 19534
                     IRVINE, CA.  92713-9534

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,543,900 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.04 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,200,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            500,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV            157,700  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,500,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                             186,200  shares
                                                       ___________________

  TOTAL SHARES                                                 4,543,900  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                             AIR PRODUCTS & CHEMICALS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        009158106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,676,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,676,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,676,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.01  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 50,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 50,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 50,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.04  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 884,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 884,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 884,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.72  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 725,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 725,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 725,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.59  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,000,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,000,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,000,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.64  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 876,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 876,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 876,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.71  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     AIR PRODUCTS & CHEMICALS, INC.
                     7201 HAMILTON BLVD.
                     ALLENTOWN, PA.  18195-1501

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 8,211,800 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.74 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,676,200  shares
  State Farm Life Insurance Company                IC             50,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            884,200  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            540,000  shares
  State Farm Balanced Fund Inc.                    IV            185,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          2,000,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             704,400  shares
    Balanced Account                                             172,000  shares
                                                       ___________________

  TOTAL SHARES                                                 8,211,800  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                                BALLARD MEDICAL PRODUCTS
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        058566100
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 1,247,751

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,247,751

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,247,751

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.64  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 604,751

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 604,751

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 604,751

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.25  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BALLARD MEDICAL PRODUCTS
                     12050 LONE PEAK PARKWAY
                     DRAPER, UTAH  84020

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,852,502 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.89 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC                  0  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            820,000  shares
  State Farm Balanced Fund Inc.                    IV            427,751  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                             604,751  shares
                                                       ___________________

  TOTAL SHARES                                                 1,852,502  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  17



                      (A fee is not being paid with this statement)



                                  BANCORP HAWAII, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        059685107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 816,750

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 816,750

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 816,750

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.96  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 253,192

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 253,192

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 253,192

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.60  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 519,817

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 519,817

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 519,817

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.25  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 500,667

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 500,667

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,667

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.20  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 721,130

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 721,130

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 721,130

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.73  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BANCORP HAWAII, INC.
                     FINANCIAL PLAZA OF THE PACIFIC
                     130 MERCHANT STREET
                     HONOLULU, HAWAII  96813

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,811,556 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.77 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            816,750  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            253,192  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            382,537  shares
  State Farm Balanced Fund Inc.                    IV            137,280  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            500,667  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             579,305  shares
    Balanced Account                                             141,825  shares
                                                       ___________________

  TOTAL SHARES                                                 2,811,556  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  21



                      (A fee is not being paid with this statement)



                                   BRE PROPERTIES INC.
                   ___________________________________________________
                                        (Issuer)


                                CLASS A COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        05564E106
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,938,194

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,938,194

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,938,194

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 17.66 %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 471,285

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 471,285

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 471,285

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.29  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     BRE PROPERTIES INC.
                     TELESIS TOWER
                     ONE MONTGOMERY ST., SUITE 2500
                     SAN FRANCISCO, CA.  94104-5525

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,409,479 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 21.96 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,938,194  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            471,285  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,409,479  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                CAPITAL CITIES/ABC, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        139859102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,150,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,150,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,150,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.34  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 25,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 25,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 25,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.01  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 571,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 571,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 571,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.37  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 595,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 595,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 595,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.38  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,000,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,000,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,000,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.29  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 700,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 700,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 700,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.45  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     CAPITAL CITIES/ABC, INC.
                     77 WEST 66TH STREET
                     NEW YORK, NEW YORK  10023

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 9,041,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 5.87 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          5,150,000  shares
  State Farm Life Insurance Company                IC             25,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            571,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            470,000  shares
  State Farm Balanced Fund Inc.                    IV            125,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          2,000,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             560,000  shares
    Balanced Account                                             140,000  shares
                                                       ___________________

  TOTAL SHARES                                                 9,041,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  17



                      (A fee is not being paid with this statement)



                                 THE DEXTER CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        252165105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,064,374

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,064,374

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,064,374

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.34  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 212,499

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 212,499

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 212,499

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.86  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     THE DEXTER CORPORATION
                     ONE ELM STREET
                     WINDSOR LOCKS, CT.  06096

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,276,873 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 5.20 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,064,374  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            212,499  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,276,873  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  10



                      (A fee is not being paid with this statement)



                                  ENGELHARD CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        292845104
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,748,975

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,748,975

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,748,975

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.99  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 846,450

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 846,450

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 846,450

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.58  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,075,468

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,075,468

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,075,468

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.13  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ENGELHARD CORPORATION
                     101 WOOD AVENUE
                     ISELIN, NEW JERSEY  08830-0770

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 9,670,893 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.71 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          5,748,975  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            846,450  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          3,075,468  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 9,670,893  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  17



                      (A fee is not being paid with this statement)



                                    ELCOR CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        284443108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 500,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 500,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 500,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 5.72  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ELCOR CORPORATION
                     14643 DALLAS PARKWAY
                     SUITE 1000, WELLINGTON CENTER
                     DALLAS, TEXAS  75240-8871

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 500,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 5.72 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            500,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   500,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   1



                      (A fee is not being paid with this statement)



                                EQUITABLE RESOURCES, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        294549100
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,606,750

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,606,750

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,606,750

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.59  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 525,700

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 525,700

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 525,700

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.50  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     EQUITABLE RESOURCES, INC.
                     420 BOULEVARD OF THE ALLIES
                     PITTSBURGH, PA.  15219

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,132,450 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.09 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,606,750  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            525,700  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,132,450  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                              FLOATING POINT SYSTEMS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        339734105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,000,000           *

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,000,000           *

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person:
2,000,000           *

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 15.67 %

  12.  Type of Reporting Person: IC
  * Shares which could be acquired through conversion of notes, securities. See Item 4(a).
                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     FLOATING POINT SYSTEMS, INC.
                     3601 S.W. MURRAY BLVD.
                     BEAVERTON, ORE.  97005

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,000,000 shares on 12/31/1995
              _________________________

       Including 2,000,000 shares which could be acquired through conversion of other securities.

  Item 4(b).  Percent of Class: 15.67 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,000,000* shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,000,000* shares

  * Shares which could be acquired through conversion of notes, securities. See Item 4(a).
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  13



                      (A fee is not being paid with this statement)



                            GREAT LAKES CHEMICAL CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        390568103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,484,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,484,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,484,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 5.38  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 53,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 53,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 53,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.08  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 897,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 897,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 897,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.38  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,057,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,057,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,057,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.63  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     GREAT LAKES CHEMICAL CORPORATION
                     P.O. BOX 2200
                     HIGHWAY 52 NORTHWEST
                     WEST LAFAYETTE, IND. 47906-0200

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 5,492,600 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 8.48 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,484,800  shares
  State Farm Life Insurance Company                IC             53,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            777,300  shares
  State Farm Balanced Fund Inc.                    IV            120,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             897,500  shares
    Balanced Account                                             160,000  shares
                                                       ___________________

  TOTAL SHARES                                                 5,492,600  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                    GATX CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        361448103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,668,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,668,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,668,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 8.30  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 441,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 441,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 441,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.19  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 804,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 804,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 804,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.00  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 259,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 259,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 259,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.29  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     GATX CORPORATION
                     500 WEST MONROE STREET
                     CHICAGO, ILL.  60661-3676

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,172,800 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 15.79 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,668,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            441,400  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            804,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             227,400  shares
    Balanced Account                                              32,000  shares
                                                       ___________________

  TOTAL SHARES                                                 3,172,800  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  10



                      (A fee is not being paid with this statement)



                                 HELMERICH & PAYNE, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        423452101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,064,300

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,064,300

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,064,300

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 8.33  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     HELMERICH & PAYNE, INC.
                     UTICA AT 21ST STREET
                     TULSA, OKLA.  74114

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,064,300 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 8.33 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,064,300  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 2,064,300  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  13



                      (A fee is not being paid with this statement)



                         INTERNATIONAL FLAVORS & FRAGRANCES INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        459506101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,538,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,538,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,538,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.18  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 65,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 65,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 65,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.05  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 480,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 480,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 480,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.43  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 681,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 681,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 681,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.61  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,561,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,561,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,561,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.40  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 651,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 651,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 651,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.58  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                     521 WEST 57TH STREET
                     NEW YORK, NEW YORK  10019

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 6,976,700 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.28 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,538,200  shares
  State Farm Life Insurance Company                IC             65,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            480,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            561,000  shares
  State Farm Balanced Fund Inc.                    IV            120,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,561,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             492,000  shares
    Balanced Account                                             159,000  shares
                                                       ___________________

  TOTAL SHARES                                                 6,976,700  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                      JOSTENS, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        481088102
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,290,698

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,290,698

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,290,698

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.34  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 599,728

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 599,728

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 599,728

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.55  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 890,700

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 890,700

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 890,700

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.30  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     JOSTENS, INC.
                     5501 NORMAN CENTER DRIVE
                     MINNEAPOLIS, MINN.  55437

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,781,126 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.21 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,290,698  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            414,728  shares
  State Farm Balanced Fund Inc.                    IV            185,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             690,700  shares
    Balanced Account                                             200,000  shares
                                                       ___________________

  TOTAL SHARES                                                 2,781,126  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   3



                      (A fee is not being paid with this statement)



                                    K N ENERGY, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        482620101
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,424,965

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,424,965

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,424,965

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 5.09  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 180,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 180,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 180,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.64  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 185,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 185,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 185,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.66  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     K N ENERGY, INC.
                     P.O. BOX 281304
                     LAKEWOOD, COLO.  80228-8304

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,789,965 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.40 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,424,965  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV            180,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                             185,000  shares
                                                       ___________________

  TOTAL SHARES                                                 1,789,965  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                                MOLECULAR BIOSYSTEMS INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        608513107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 400,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 400,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 400,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.00  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     MOLECULAR BIOSYSTEMS INC.
                     10030 BARNES CANYON ROAD
                     SAN DIEGO, CA.  92121

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 400,000 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 3.00 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: yes; see item 4(b)
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            400,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                   400,000  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   9



                      (A fee is not being paid with this statement)



                          THE NEWHALL LAND AND FARMING COMPANY
                   ___________________________________________________
                                        (Issuer)


                                     DEPOSITARY RECEIPTS
                   ___________________________________________________
                             (Title of Class of Securities)


                                        651426108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,500,758

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,500,758

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,500,758

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.67  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     THE NEWHALL LAND AND FARMING COMPANY
                     23823 VALENCIA BLVD.
                     VALENCIA, CA.  91355

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,500,758 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 9.67 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,500,758  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 3,500,758  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   9



                      (A fee is not being paid with this statement)



                                    NUCOR CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        670346105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 5,409,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 5,409,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 5,409,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 6.18  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 700,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 700,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 700,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.80  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 355,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 355,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 355,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.40  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 252,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 252,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 252,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.28  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 705,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 705,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 705,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.80  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     NUCOR CORPORATION
                     2100 REXFORD ROAD
                     CHARLOTTE, N. C.  28211

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 7,421,700 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 8.48 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          5,409,200  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            700,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            195,000  shares
  State Farm Balanced Fund Inc.                    IV            160,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            252,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             640,000  shares
    Balanced Account                                              65,000  shares
                                                       ___________________

  TOTAL SHARES                                                 7,421,700  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  15



                      (A fee is not being paid with this statement)



                                      OSMONICS INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        688350107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 528,187

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 528,187

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 528,187

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.13  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 421,875

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 421,875

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 421,875

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.30  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 438,750

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 438,750

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 438,750

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.43  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     OSMONICS INC.
                     5951 CLEARWATER DRIVE
                     MINNETONKA, MN.  55343-8995

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,388,812 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 10.87 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            528,187  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            337,500  shares
  State Farm Balanced Fund Inc.                    IV             84,375  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             337,500  shares
    Balanced Account                                             101,250  shares
                                                       ___________________

  TOTAL SHARES                                                 1,388,812  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   7



                      (A fee is not being paid with this statement)



                                PRECISION CASTPARTS CORP.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        740189105
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,531,100

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,531,100

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,531,100

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.49  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     PRECISION CASTPARTS CORP.
                     4600 S.E. HARNEY DRIVE
                     PORTLAND, OREGON  97206-0898

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,531,100 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 7.49 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,531,100  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,531,100  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  18



                      (A fee is not being paid with this statement)



                                 POGO PRODUCING COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        730448107
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 3,180,145

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 3,180,145

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 3,180,145

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.64  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 957,766

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 957,766

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 957,766

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.90  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 146,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 146,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 146,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.44  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,235,766

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,235,766

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,235,766

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.74  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     POGO PRODUCING COMPANY
                     5 GREENWAY PLAZA
                     SUITE 2700
                     HOUSTON, TX.  77252-2504

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 5,520,077 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 16.73 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          3,180,145  shares
  State Farm Life Insurance Company                IC            957,766  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            146,400  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,235,766  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 5,520,077  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  10



                      (A fee is not being paid with this statement)



                                    PENNZOIL COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        709903108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,907,286

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,907,286

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,907,286

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.11  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 272,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 272,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 272,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.58  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 466,320

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 466,320

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 466,320

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.00  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 925,086

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 925,086

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 925,086

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.99  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 600,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 600,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 600,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.29  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     PENNZOIL COMPANY
                     PENNZOIL PLACE
                     P.O. BOX 2967
                     HOUSTON, TEXAS  77252-2967

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 4,171,692 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 9.00 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,907,286  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            272,500  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            394,100  shares
  State Farm Balanced Fund Inc.                    IV             72,220  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            925,086  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             487,900  shares
    Balanced Account                                             112,600  shares
                                                       ___________________

  TOTAL SHARES                                                 4,171,692  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                 RUBBERMAID INCORPORATED
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        781088109
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 7,024,600

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 7,024,600

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 7,024,600

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 4.46  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Life Insurance Company  37-0533090
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 103,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 103,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 103,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.06  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 206,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 206,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 206,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.13  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 761,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 761,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 761,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.48  %

  12.  Type of Reporting Person: IA

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,840,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,840,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,840,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.16  %

  12.  Type of Reporting Person: EP

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 716,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 716,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 716,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.45  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RUBBERMAID INCORPORATED
                     1147 AKRON ROAD
                     WOOSTER, OHIO  44691-6000

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 10,652,200 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.76 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          7,024,600  shares
  State Farm Life Insurance Company                IC            103,000  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            206,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            589,000  shares
  State Farm Balanced Fund Inc.                    IV            172,800  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP          1,840,000  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             509,000  shares
    Balanced Account                                             207,800  shares
                                                       ___________________

  TOTAL SHARES                                                10,652,200  shares
                                                     Page _ 1_ of _  8__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   6



                      (A fee is not being paid with this statement)



                                   RAYCHEM CORPORATION
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        754603108
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,150,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,150,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,150,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.60  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Fire and Casualty Company  37-0533080
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 350,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 350,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 350,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.79  %

  12.  Type of Reporting Person: IC

                                                     Page _ 3_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 110,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 110,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 110,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.24  %

  12.  Type of Reporting Person: IA

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 961,500

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 961,500

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 961,500

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.17  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  8__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 155,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 155,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 155,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.35  %

  12.  Type of Reporting Person: EP

                                                     Page _ 5_ of _  8__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RAYCHEM CORPORATION
                     300 CONSTITUTION DRIVE
                     MENLO PARK, CA.  94025-1164

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 2,726,500 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 6.18 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 6_ of _  8__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 7_ of _  8__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 8_ of _  8__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,150,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC            350,000  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV            110,000  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            961,500  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                             155,000  shares
                                                       ___________________

  TOTAL SHARES                                                 2,726,500  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  17



                      (A fee is not being paid with this statement)



                                   RYKOFF-SEXTON, INC.
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        783759103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 1,355,785

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 1,355,785

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 1,355,785

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 9.15  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 74,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 74,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 74,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 0.50  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     RYKOFF-SEXTON, INC.
                     761 TERMINAL STREET
                     LOS ANGELES, CA.  90021

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,429,985 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 9.66 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          1,355,785  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP             74,200  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,429,985  shares
                                                     Page _ 1_ of _  6__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.   5



                      (A fee is not being paid with this statement)



                                  ST. JOE PAPER COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        790161103
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  6__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 775,000

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 775,000

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 775,000

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 2.54  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Insurance Companies Employee Retirement Trust  36-6042145
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 977,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 977,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 977,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 3.20  %

  12.  Type of Reporting Person: EP

                                                     Page _ 3_ of _  6__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     ST. JOE PAPER COMPANY
                     SUITE 400
                     1650 PRUDENTIAL DRIVE
                     JACKSONVILLE, FLA.  32207

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 1,752,200 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 5.74 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 4_ of _  6__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 5_ of _  6__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 6_ of _  6__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC            775,000  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV                  0  shares
  State Farm Balanced Fund Inc.                    IV                  0  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP            977,200  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                                   0  shares
    Balanced Account                                                   0  shares
                                                       ___________________

  TOTAL SHARES                                                 1,752,200  shares
                                                     Page _ 1_ of _  7__ Pages







                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                    Amendment No.  16



                      (A fee is not being paid with this statement)



                                VULCAN MATERIALS COMPANY
                   ___________________________________________________
                                        (Issuer)


                                      COMMON SHARES
                   ___________________________________________________
                             (Title of Class of Securities)


                                        929160109
                   ___________________________________________________
                                     (Cusip Number)



                   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





    John P. Elterich
    Investment Department
    State Farm Insurance Companies
    One State Farm Plaza
    Bloomington, IL 61710
    (309) 766-2302
                                                     Page _ 2_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Mutual Automobile Insurance Company  37-0533100
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 2,791,200

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 2,791,200

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 2,791,200

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 7.93  %

  12.  Type of Reporting Person: IC

 _____________________________________________________________________________


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Investment Management Corp.  37-0902469
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Delaware

   5.  Sole Voting Power: 399,800

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 399,800

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 399,800

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.13  %

  12.  Type of Reporting Person: IA

                                                     Page _ 3_ of _  7__ Pages


                                           13G


   1.  Name of Reporting Person and I.R.S. Identification No.:
       State Farm Employees Savings and Thrift Plan  37-6091823
   2.  Member of a Group: (a)_____(b)___X_

   3.  SEC USE ONLY:

   4.  Citizenship or Place of Organization: Illinois

   5.  Sole Voting Power: 486,400

   6.  Shared Voting Power: 0

   7.  Sole Dispositive Power: 486,400

   8.  Shared Dispositive Power: 0

   9.  Aggregate Amount Beneficially Owned by each Reporting person: 486,400

  10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____

  11.  Percent of Class Represented by Amount in Row 9: 1.38  %

  12.  Type of Reporting Person: EP

                                                     Page _ 4_ of _  7__ Pages



  Item 1(a) and (b).  Name and Address of Issuer:
                      __________________________
                     VULCAN MATERIALS COMPANY
                     ONE METROPLEX DRIVE
                     BIRMINGHAM, ALA.  35209

 4Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
              _____________________
                                     Company and related entities; See Item 8 and Exhibit A

  Item 2(b).  Address of Principal Business Office: One State Farm Plaza
              ____________________________________
                                                    Bloomington, IL 61710

  Item 2(c).  Citizenship: United States
              ___________

  Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                      _____________________________________________

  Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
           _____________________________________________________________
           See Exhibit A attached.

  Item 4(a).  Amount Beneficially Owned: 3,677,400 shares on 12/31/1995
              _________________________

  Item 4(b).  Percent of Class: 10.45 percent pursuant to Rule 13d-3(d)(1).
              ________________

  Item 4(c).  Number of shares as to which such person has:  The persons
              ____________________________________________
              identified in Exhibit A hereto have sole power to vote or to direct the vote and to dispose or to direct the disposition of all shares reported hereby.

  Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
           ____________________________________________

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
           _______________________________________________________________

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company: N/A
           ________________________________________________________

  Item 8.  Identification and Classification of Members of the Group:
           _________________________________________________________
           See Exhibit A attached.

  Item 9.  Notice of Dissolution of Group:  N/A
           ______________________________
                                                     Page _ 5_ of _  7__ Pages



    Item 10. Certification. The undersigned certify that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              Signature. After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set fourth in this statement is true, complete and correct.



              01/20/96                       STATE FARM MUTUAL AUTOMOBILE
    _______________________________            INSURANCE COMPANY
              Date

                                             STATE FARM LIFE INSURANCE COMPANY

                                             STATE FARM FIRE AND CASUALTY
                                               COMPANY

                                             STATE FARM INVESTMENT MANAGEMENT
                                               CORP.

    STATE FARM INSURANCE COMPANIES           STATE FARM GROWTH FUND, INC.
      EMPLOYEE RETIREMENT TRUST

    STATE FARM EMPLOYEES SAVINGS AND         STATE FARM BALANCED FUND, INC.
      THRIFT PLAN




    ___________________________________      _________________________________
    Kurt G. Moser, Fiduciary of each of      Kurt G. Moser, Vice President of
                  the above                                 each of the above
                                                     Page _ 6_ of _  7__ Pages

                              EXHIBIT A


  This Exhibit lists the entities affiliated with State Farm Mutual Automobile Insurance Company which might be deemed to constitute a "group" with regard to the ownership of shares reported herein. By way of explanation, State Farm Mutual Automobile Insurance Company is the parent of wholly owned subsidiaries, State Farm Life Insurance Company, which is the parent of the wholly owned subsidiary State Farm Life and Accident Assurance Company, and State Farm Fire and Casualty Company, which in turn is the parent of the wholly owned subsidiary State Farm Investment Management Corp. State Farm Investment Management Corp. acts as the investment advisor to State Farm Growth Fund, Inc. and State Farm Balanced Fund, Inc. The Investment Committees of the Board of Directors of each of the insurance companies and of the State Farm Investment Management Corp. and the Trustees of the State Farm Insurance Companies Employee Retirement Trust and State Farm Employees Savings and Thrift Plan are vested with the responsibility for investing the assets of the companies, the Funds, the Trust, and the Equities Account and the Balanced Account of the State Farm Employees Savings and Thrift Plan. State Farm Mutual Automobile Insurance Company employs all personnel of the Investment Department. State Farm Investment Management Corp. has a written agreement with State Farm Mutual Automobile Insurance Company whereby the Investment Department personnel assist State Farm Investment Management Corp. in its duties as investment advisor to the Funds. Investment actions taken by the Investment Department are ratified by the Investment Committees of the Boards of Directors of the insurance companies and the Management Corp. and by the Trustees of the Trust and the Plan. Certain members of the Investment Department also execute voting proxies from time to time but in situations where a vote contrary to that of management on a major policy matter is under consideration, approval of the Investment Committees of the Boards of Directors of the Companies involved is first obtained.

  Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


                                                     Page _ 7_ of _  7__ Pages


                                                                 Number of
                                                                Shares Based
                                               Classification   on Proceeds
  Name                                          Under Item 3      of Sale
  ____                                         ______________   ____________

  State Farm Mutual Automobile Insurance Company   IC          2,791,200  shares
  State Farm Life Insurance Company                IC                  0  shares
  State Farm Life and Accident Assurance Company   IC                  0  shares
  State Farm Fire and Casualty Company             IC                  0  shares
  State Farm Investment Management Corp.           IA                  0  shares
  State Farm Growth Fund Inc.                      IV            346,400  shares
  State Farm Balanced Fund Inc.                    IV             53,400  shares
  State Farm Insurance Companies Employee
    Retirement Trust                               EP                  0  shares
  State Farm Employees Savings and Thrift Plan     EP
    Equities Account                                             402,800  shares
    Balanced Account                                              83,600  shares
                                                       ___________________

  TOTAL SHARES                                                 3,677,400  shares